UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K CURRENT REPORT Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (date of earliest event reported): September 24, 2007

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-13003	11-1999504

(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042

(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On September 24, 2007, E-Z-EM, Inc. (the “Company”), entered into Amended and Restated Change in Control Employment Security Agreements with Anthony A. Lombardo, its President and Chief Executive Officer, and Joseph A. Cacchioli, its Vice President-Controller and Acting Chief Financial Officer, that replace the Company’s existing Employment Security Agreements with Messrs. Lombardo and Cacchioli. The Company also entered into Change in Control Employment Security Agreements with its three Senior Vice Presidents, Brad S. Schreck, Jeffrey J. Peacock and Peter J. Graham, with whom it did not previously have such agreements. (Except as described below, the agreements are identical and are referred to herein singularly as the “Agreement” and collectively as the “Agreements.”)

The Agreements provide that if at any time during the 24-month period following a “change in control” (as defined in the Agreements) of the Company (i) the officer’s employment is terminated by the Company for any reason other than “good cause” (as defined in the Agreements) or (ii) the officer terminates his employment with the Company for “good reason” (as defined in the Agreements) within one year after expiration of a 30-day cure period, then the officer will receive the following compensation:

•	a lump sum payment equal to two years’ annual base salary for Mr. Lombardo, and a minimum of one year’s annual base salary and a maximum of two years’ annual base salary (pro rated for between 12 and 24 years’ service with the Company) for the other officers;

•	the officer’s annual incentive award under the Company’s Annual Incentive Plan (“AIP”) for the preceding fiscal year, to the extent not yet paid;

•	a pro rated annual incentive award under the AIP for the fiscal year in which the officer’s employment is terminated, determined by reference to his average annual incentive award during the three fiscal-year period immediately preceding the fiscal year in which the change in control occurs;

•	all other benefits to which the officer may be entitled under the terms of any other Company incentive or retirement plans;

•	continued Company medical coverage for up to 18 months at the same cost to the officer as prior to termination of employment;

•	all earned but unpaid or unused vacation pay;

•	a lump sum equal to the unvested portion of the officer’s 401(k) plan balance (to be repaid if the plan balance subsequently vests); and

•	outplacement assistance for one year following termination of employment, up to a maximum cost to the Company equal to 15% of the officer’s annual base salary.
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The Agreements also provide that if an officer’s employment is terminated by the Company without good cause or there is good reason within six months prior to the occurrence of a change in control, and the officer reasonably demonstrates that his employment was terminated or good reason occurred either at the request of the third party who has acted to effect a change in control or otherwise in connection with or in anticipation of a change in control, then the termination of employment or good reason shall be deemed to have occurred immediately following the change in control.

If, during the term of the Agreement, an officer’s employment is terminated by the Company for good cause, death or disability, or by the officer without good reason, then the officer shall be entitled only to receive earned but unpaid base salary through the termination date, any benefits to which he may be entitled under any Company incentive or retirement plan, and any accrued vacation pay.

Under the Agreements, a “change in control” generally means a significant corporate event, including the acquisition by a person or group of 50% or more of the Company’s capital stock or voting power; a merger, consolidation, recapitalization or reorganization, or acquisition of securities or assets, unless the Company’s existing security holders or the Company or a related party receive or retain more than 50% of the voting power or equity interests in the Company or the surviving entity (if not the Company) following the transaction; a liquidation or dissolution of the Company or sale of all or substantially all of the Company’s assets, except if the Company or a related party own or acquire more than 50% of such assets following the transaction; or a change in the majority of the Company’s board of directors.

“Good cause” generally means dishonesty, intentional breach of fiduciary obligations or intentional wrongdoing; conviction of a crime involving fraud, dishonesty or moral turpitude; or a material breach of the Agreement. “Good reason” will exist if there is a material change in the nature or scope of an officer’s authority, responsibilities or title; a material reduction in his base salary or employee benefits; or a relocation of the Company’s principal office that results in a significant increase in the officer’s one-way commuting distance.

The Agreements obligate the officers to keep confidential all of the Company’s confidential information obtained by them during their employment with the Company. Breach by an officer of this obligation will result in termination of the Company’s obligations to the officer under his Agreement with the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
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10.1	Amended and Restated Change in Control Employment Security Agreement dated as of September 24, 2007, between E-Z-EM, Inc. and Anthony A. Lombardo.

10.2	Amended and Restated Change in Control Employment Security Agreement dated as of September 24, 2007, between E-Z-EM, Inc. and Joseph A. Cacchioli.

10.3	Form of Change in Control Employment Security Agreement for Senior Vice Presidents of E-Z-EM, Inc. dated as of September 24, 2007.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2007	E-Z-EM, INC.
(Registrant)

By:	/s/ Peter J. Graham

Peter J. Graham
Senior Vice President –
Chief Legal Officer, Global Human Resources and Secretary
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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Change in Control Employment Security Agreement dated as of September 24, 2007, between E-Z-EM, Inc. and Anthony A. Lombardo.

10.2	Amended and Restated Change in Control Employment Security Agreement dated as of September 24, 2007, between E-Z-EM, Inc. and Joseph A. Cacchioli.

10.3	Form of Change in Control Employment Security Agreement for Senior Vice Presidents of E-Z-EM, Inc. dated as of September 24, 2007.